On April 30, 2010, the Fund acquired all of the net assets of NVIT Health Sciences Fund, NVIT Technology and Communications Fund, and NVIT U.S. Growth Leaders Fund, each a series of the Trust, pursuant to Plans of Reorganization approved by the Trust’s board of Trustees at a meeting held on December 2, 2009, and approved by shareholders of the NVIT Health Sciences Fund, NVIT Technology and Communications Fund, and NVIT U.S. Growth Leaders Fund at a meeting of shareholders held on March 31, 2010. The purpose of the reorganizations was to combine funds managed by NFA that had comparable investment objectives and strategies. The reorganizations were accomplished by tax-free exchanges as follows:

*  4,162,688 shares of the Fund, valued at $37,590,972, for the assets of NVIT Health Sciences Fund, which had a fair value of $37,530,570 and identified costs of $34,693,580 as of April 30, 2010;

*  4,284,851 shares of the Fund, valued at $38,697,076, for the assets of NVIT Technology and
Communications Fund, which had a fair value of $37,941,645 and identified costs of $30,294,517 as of April 30, 2010; and

*  3,419,461 shares of the Fund, valued at $30,876,632, for the assets of NVIT U.S. Growth Leaders Fund, which had a fair value of $29,217,508 and identified costs of $24,083,645 as of April 30, 2010.

The investment portfolios of NVIT Health Sciences Fund, NVIT Technology and Communications Fund, and NVIT U.S. Growth Leaders Fund with a fair value of $37,530,570, $37,941,645, and $29,217,508, respectively and identified costs of $34,693,580, $30,294,517, and $24,083,645, respectively, were the principal assets acquired by the Fund. For financial reporting purposes, assets received and shares issued by the Fund were recorded at fair value; however, the cost basis of the investments received was carried forward to align ongoing reporting of the Fund’s realized and unrealized gains and losses with amounts distributable to shareholders for tax purposes.  Immediately prior to the reorganizations, the net assets of the Fund were $536,061,026.

The following pro forma information for the period ended June 30, 2010 is provided as though the reorganizations had been completed on January 1, 2010, the beginning of the annual reporting period of the Fund:

*  Net investment income $904,850;

* Net gain on investments $(67,041,181); and

*  Net increase in net assets resulting from operations $(51,117,512).

Because the Fund’s combined investment portfolio has been managed as a single integrated portfolio since the reorganizations were completed, it is not practicable to separate the amounts of revenue and earnings of NVIT Health Sciences Fund, NVIT Technology and Communications Fund and NVIT U.S. Growth Leaders that have been included in the Fund’s Statement of Operations since April 30, 2010.